Exhibit 6.1

Magna.

January 30, 2018

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002

Paris, France

Attn: Sylvain Bellaïche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaïche

Re: Amendment No. 10 to the Forbearance Agreement (the “Tenth Amendment”) Gentlemen:

Reference is made to that certain Amendment to the Forbearance Agreement, dated December 14, 2017 (the “Ninth Amendment”), by and among the Holosfind S.A. (the “Company”), Digital Social Retail, Inc. (“DSR”), and MG Partners II Limited (“MGP II”), pursuant to which the parties agreed to extend the deadline for DSR’s Filed Registration Statement to January 31, 2018. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Ninth Amendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the Ninth Amendment in order to extend the forbearance deadline from January 31, 2018 to February 28, 2018.

Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment and any and all Transaction Documents remain unchanged and are in full force and effect. Any discrepancies between this Tenth Amendment and the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment and/or the Ninth Amendment, shall be resolved in favor of this Tenth Amendment. This Tenth Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

This Tenth Amendment shall be limited as written in the manner and to the extent described above and nothing in this Tenth Amendment shall be deemed to constitute a waiver of compliance by the Company or DSR with respect to any other term, provision or condition of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment or any other instrument or agreement referred to therein.

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Magna.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

MG PARTNERS II LTD.

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title: Director

By:	/s/ James M Keyes
Name: James M Keyes
Title: Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
	Title:	PRESIDENT

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
	Title:	PRESIDENT

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